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                        RCI/RCMCI BUSINESS AREAS AND TRANSFER AGREEMENT dated as
                  of August 1, 1991, between ROGERS COMMUNICATIONS INC., a corporation continued under the laws of British Columbia ("RCI"), and ROGERS CANTEL MOBILE COMMUNICATIONS INC., a corporation incorporated under the laws of Canada (the "Company").


      WHEREAS, RCI and the Company, a subsidiary of RCI, acknowledge that it is desirable to set forth their mutual understanding as to the future conduct by RCI of its cellular telephone operations and related communications businesses (including local area personal communications networks), and as to the possible transfer to the Company of the interest of RCI in certain assets and/or operations that may be acquired in the Mobile Communications Businesses (as defined below) in order to, among other things, reduce the potential for conflicts of interest involving RCI, the Company and directors and officers of RCI, who are also directors and officers of the Company; and

      WHEREAS, in connection with an initial public offering of Class B Subordinate Voting Shares of the Company by RCI or its subsidiaries and in consideration of the interests of the holders of such Shares (other than RCI and its affiliates) from time to time, RCI and the Company have agreed as set forth below.

      NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RCI and the Company agree as follows:

                                   ARTICLE I

                        CONDUCT AND TRANSFER OF BUSINESS

      Section 1.01. Conduct of Business. Subject to Section 1.03, RCI hereby agrees to continue to conduct all of its Mobile Communications Businesses through the Company (including its subsidiaries). For purposes of this Agreement, "Mobile Communications Businesses" shall mean all communications services where either the terminal from which the communication originated or the terminal on which

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the communication was alternately received, or both such terminals, are mobile radiocommunications devices (including, in each case, mobile communications devices that are being used in a fixed mode) and include, but are not limited to, cellular telephone equipment sales and related services, paging and mobile voice/data equipment sales and related services, and local area personal communications networks.

      Section 1.02. Transfer. Subject to Section 1.03, in the event that after August 1, 1991, RCI acquires (through one or more transactions) a controlling interest in assets and/or operations which represent all of, a significant part of or an interest in one or more Mobile Communications Businesses, RCI shall, within 30 days or as promptly as is reasonably practicable under the circumstances, offer to transfer its interest in such assets and/or operations to the Company at a purchase price equal to (x) RCI's costs if readily determinable, or (y) RCI's reasonable determination of the fair value thereof, if RCI's cost is not readily determinable, plus, in either case, the costs and expenses incurred by RCI in carrying and transferring such assets and operations (including, without limitation, the cost of capital incurred by RCI in carrying such assets and/or operations (determined using the rate of interest charged or which would have been charged to RCI during the applicable period under its then existing revolving credit facility), RCI's legal fees and other reasonable disbursements). Until the Company accepts or declines the offer by RCI or such offer by RCI otherwise expires and, if the Company accepts RCI's offer, until such assets and/or operations are transferred to the Company, RCI shall operate such assets and/or operations to be transferred to the Company in the ordinary course. RCI's cost or the fair value, as applicable, of the assets and/or operations to be transferred to the Company hereunder shall be (i) reduced by the fair market value of any dividends or distributions (whether in cash or other property) paid to RCI from the business being transferred and (ii) increased by the fair market value of any additional investments in or contributions (whether in cash or other property) to the business being transferred, in each case, during the period such assets and/or operations are owned by RCI and subject to this Agreement.

      In the event that RCMCI accepts an offer by RCI to transfer RCI's interest in certain assets or operations

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                                                                               3


as referred to above in circumstances where the price to be paid is RCI's reasonable determination of fair value as provided above, and if:

      (i) the fair value as proposed by RCI is in excess of $10 million; and

      (ii) the independent directors of RCMCI disagree as to the fair value proposed by RCI than such fair value shall be determined by an "Independent Valuer" as defined in the Shareholder Protection Agreement between RCI and RCMCI of even date herewith.

      Section 1.03. Conditions Precedent. The obligations of RCI set forth in Sections 1.01 and 1.02 are subject to the prior approval of any lender or other person required under the terms of any agreement or instrument to which RCI or any of its affiliates (including the Company and its subsidiaries) is currently or hereafter a party and to the satisfaction of any term or condition which is currently or hereafter imposed or required by any regulatory authority or otherwise required by law. RCI and the Company each agree to use its best reasonable efforts to obtain all approvals, consents and waivers, to eliminate any term or condition to the contrary binding upon it, and to take or cause to be taken all reasonable actions and to do or cause to be done all reasonable things, necessary, proper or advisable to effectuate the purposes of this Agreement; provided, however, that in any such case, RCI and the Company shall not be required for purposes of this Section 1.03 to pay any additional fees or other amounts (other than incidental fees and amounts and other out-of-pocket expenses, in each case, as shall be reasonable under the circumstances) to the Company or any third party or agree to or have imposed on it any additional or different terms, conditions or other limitations of any kind.

                                   ARTICLE II

                                   TERMINATION

      This Agreement and the provisions hereof shall automatically terminate at such time as RCI no longer holds, directly or indirectly, Class A Multiple Voting Shares, without par value, of the Company and/or Class B Subordinate Voting Shares, without par value, of the

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                                                                               4


Company and/or any other voting shares of the Company that may be issued from time to time (collectively, the "Equity Shares"), representing in the aggregate 20% or more of the combined voting power of all outstanding Equity Shares.

                                  ARTICLE III

                                  MISCELLANEOUS

      Section 3.01. Amendments; Assignment. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by RCI and the Company which shall have been approved, in the case of the Company, by a majority of directors of the Company independent of RCI and the Company. This Agreement may not be assigned. Any attempt to assign this Agreement in whole or in part, including the attempted assignment of any obligation of any party hereunder to any assignee without the consent of the other party hereunder shall be null and void.

      Section 3.02. Binding Effect. This Agreement shall become effective when it shall have been executed by RCI and the Company, and thereafter shall be binding upon and inure to the benefit of RCI and the Company and their respective successors.

      Section 3.03. Entire Agreement. This Agreement constitutes the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement.

      Section 3.04. Good Faith. The parties hereto agree to act hereunder in good faith and in a commercially reasonable manner.

      Section 3.05. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.

      Section 3.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the parties hereto

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irrevocably attorn to the jurisdiction of the courts of such province.



      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                 ROGERS COMMUNICATIONS INC.,
                                     by
                                                  /s/ G W Savage
                                       -----------------------------------
                                       Name:  Graham W. Savage
                                       Title: Senior Vice President, Finance

                                     by
                                                  /s/ M L Daly
                                       -----------------------------------
                                       Name:  M. Lorraine Daly
                                       Title: Vice President, Treasurer


                                 ROGERS CANTEL MOBILE COMMUNICATIONS INC.,
                                     by
                                                /s/ James F. Sward
                                       -----------------------------------
                                       Name:  James F. Sward
                                       Title: President, Chief Operating Officer
                                              and Director

                                     by
                                              /s/ William W. Linton
                                       -----------------------------------
                                       Name:  William W. Linton
                                       Title: Vice President, Finance and Chief
                                              Financial Officer